UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
_______________________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 4, 2013

POZEN INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-31719	62-1657552
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1414 Raleigh Road, Suite 400 Chapel Hill, North Carolina	27517
(Address of Principal Executive Offices)	(Zip Code)

(919) 913-1030
(Registrant's telephone number, including area code)

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.01 Entry into a Material Definitive Agreement

On September 3, 2013, POZEN Inc. (“POZEN”) entered into a License and Collaboration Agreement (the “License Agreement”) with sanofi-aventis U.S. LLC (“Sanofi”).  Under the License Agreement, POZEN will have the responsibility for obtaining regulatory approval and Sanofi will have responsibility for the commercialization of products containing a combination of immediate release omeprazole and 325 mg or less of delayed release aspirin, including PA32540 and PA8140, which are expected to be indicated for use for the secondary prevention of cardiovascular disease in patients at risk for aspirin-associated gastric ulcers.

Under the License Agreement, Sanofi has the exclusive right to commercialize licensed products in the United States, with POZEN retaining the right to commercialize licensed products outside the United States.  Sanofi will have responsibility for all sales, marketing and future development for the licensed products.  In addition, following approval of the New Drug Application (NDA) and completion of certain manufacturing milestones, Sanofi will have responsibility for manufacturing the licensed products for commercialization in the United States.  POZEN will retain responsibility for obtaining approval of the NDA, filed with the U.S. Food and Drug Administration (FDA) in March 2013, after which time POZEN will transfer the NDA to Sanofi.  The parties will share costs up to certain limits with respect to certain additional development activities required in order to obtain or maintain regulatory approval in the United States.   During the term of the License Agreement, POZEN may not commercialize in the United States, or license any third party to commercialize in the United States, any product combining any product indicated for treatment of gastric ulcers or gastric bleeding, or both, and 325 mg or less of aspirin.

In consideration for the rights granted to Sanofi under the License Agreement, Sanofi will pay to POZEN an upfront payment of $15 million.  POZEN is also eligible to receive pre-commercial milestone payments of $20 million and additional payments upon the achievement of specified sales milestones.  POZEN will also receive double-digit tiered royalties on sales of licensed products by Sanofi, its affiliates and its sublicensees in the United States, subject to certain adjustments specified in the License Agreement.

Sanofi will use commercially reasonable efforts to commercialize the licensed products and has agreed to specified advertising and promotional expense levels and sales details for the first two years after launch.  In the event net sales for licensed products are less than a specified amount during the third full year of commercialization, POZEN may notify Sanofi that it wishes to purchase back from Sanofi all rights to the licensed products in the United States.    In the event POZEN wishes to exercise its option, Sanofi will have the first right to buy out POZEN’s remaining interest.

The License Agreement will terminate upon the expiration of Sanofi’s royalty payment obligations, which occurs, on a licensed product-by-licensed product basis, upon the latest of (i) expiration of the last-to-expire patent covering a licensed product and (ii) a specified number of years following first commercial sale of such licensed product.  Sanofi may terminate the License Agreement at will in its entirety any time after the third anniversary of the effective date of the License Agreement.  The License Agreement may also be terminated by either party if the other party fails to cure certain material breaches under the License Agreement.   In addition, Sanofi may terminate the License Agreement under certain other specified circumstances.

The foregoing is a summary description of certain terms of the License Agreement and does not purport to be complete, and it is qualified in its entirety by reference to the full text of the License Agreement, which POZEN intends to file as exhibits to its Quarterly Report on Form 10-Q for the quarter ending September 30, 2013, with confidential terms redacted..

A copy of the press release issued in connection with the parties’ announcement of the Agreement is attached hereto as 99.1 and incorporated herein by reference.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POZEN Inc.

By:	/s/ William L. Hodges
Name:	William L. Hodges
Title:	Chief Financial Officer

Date:  September 4, 2013

3